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                                                                                                        Exhibit 12 (b)


                                          GENERAL ELECTRIC CAPITAL SERVICES, INC.
                                                AND CONSOLIDATED AFFILIATES



                  Computation of Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends


                                                                        Years ended December 31
                                                    -----------------------------------------------------------------
 (In millions)                                          2001          2000         1999         1998          1997
                                                    ------------  -----------  ------------ ------------  -----------
 Net earnings ....................................  $   5,417     $   5,192    $   4,443    $   3,796     $   3,256
 Provision for income taxes ......................      1,380         1,912        1,653        1,364         1,166
 Minority interest ...............................        163           214          186          148           121
                                                    ------------  -----------  ------------ ------------  -----------
 Earnings before income taxes and minority
   interest ......................................      6,960         7,318        6,282        5,308         4,543
                                                    ------------  -----------  ------------ ------------  -----------
 Fixed charges:
   Interest ......................................     10,836        11,415        9,607        9,122         7,762
   One-third of rentals ..........................        335           392          356          296           245
                                                    ------------  -----------  ------------ ------------  -----------
 Total fixed charges .............................     11,171        11,807        9,963        9,418         8,007
                                                    ------------  -----------  ------------ ------------  -----------
 Less interest capitalized, net of amortization ..        (88)         (121)         (87)         (88)          (52)
                                                    ------------  -----------  ------------ ------------  -----------
 Earnings before income taxes and minority
   interest, plus fixed charges ..................  $  18,043     $  19,004    $  16,158    $  14,638     $  12,498
                                                    ============  ===========  ============ ============  ===========
 Preferred stock dividend requirements ...........  $       1     $       1    $       1    $       1     $       1
 Ratio of earnings before provisions for income
   taxes to net earnings .........................       1.25          1.37         1.37         1.36          1.36
                                                    ------------  -----------  ------------ ------------  -----------
 Preferred stock dividend factor on pre-tax basis           1             1            1            1             1
   Fixed charges .................................     11,171        11,807        9,963        9,418         8,007
                                                    ------------  -----------  ------------ ------------  -----------
 Total fixed charges and preferred stock dividend
   requirements ..................................  $  11,172     $  11,808    $   9,964    $   9,419     $   8,008
                                                    ============  ===========  ============ ============  ===========
 Ratio of earnings to combined fixed charges and
   preferred stock dividends .....................       1.62         1.61          1.62         1.55         1.56
                                                    ============  ===========  ============ ============  ===========
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